UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 20, 2017

Ekso Bionics Holdings, Inc.

(Exact Name of Registrant as specified in its charter)

Nevada	001-37854	99-0367049
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 Harbour Way South, Suite 1201

Richmond, California 94804

(Address of principal executive offices, including zip code)

(510) 984-1761

(Registrant’s telephone number, including area code)

Not Applicable

(Registrant’s name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 20, 2017, the compensation committee (the “Compensation Committee”) of the Board of Directors of Ekso Bionics Holdings, Inc. (the “Company”) approved the Ekso Bionics Holdings, Inc. 2017 Short Term Incentive Plan (the “Plan”), which is designed to provide cash bonus awards to the Company’s executive officers subject to the achievement of goals established by the Compensation Committee related to corporate performance in 2017.

The amount of the cash bonus that any executive officer will be eligible to receive is based on a predetermined target percent of his base salary. For Thomas Looby, our Chief Executive Officer, the annual cash incentive award target level is 50% of his annual base salary for 2017. For each of Maximilian Scheder-Bieschin, our Chief Financial Officer, Gregory Davault, our Vice President, Global Marketing and Russell DeLonzor, our Vice President, Operations, the annual cash incentive award target level is 40% of his annual base salary for 2017. For Russdon Angold, President of Ekso Labs, the annual cash incentive award target level is 30% of his annual base salary for 2017.

 Payment of cash bonuses under the Plan will be based upon achievement of specific corporate goals established by the Compensation Committee and described below, which are weighted from 5-100%, depending on the role and responsibilities of each individual executive officer. In determining whether the Company’s corporate goals have been achieved, the Compensation Committee may consider achievements and other factors (positive and negative) it considers appropriate.

The following is a description of the 2017 corporate goals:

•	Strategic Goals based on Company objectives related to financing initiatives and operating expenses.

•	Medical Goals based on Company objectives related to the Company’s medical products commercialization objectives, product development and units sold.

•	Industrial Goals based on Company objectives related to industrial units sold.

For each performance criteria, the Compensation Committee established target levels of performance to earn 100% of the portion of the bonus allocated to the achievement of the performance criteria. In addition, in order to encourage the executive officers to exceed the target performance related to specific goals, the Compensation Committee also set above target and maximum levels of performance for certain specific goals to earn 150% or 200% of the portion of the bonus allocated to the achievement of such goals, as applicable.

Following completion of the fiscal year ending December 31, 2017, the Compensation Committee will evaluate the performance of the Company and each executive officer against the 2017 corporate goals and will determine the amount of the cash award, if any, to be paid to each of the executive officers under the Plan. The Compensation Committee has the authority to make discretionary adjustments to the annual cash incentive program, including the ability to make additional awards based on the Company’s executive officers’ performance and to modify the corporate and individual performance targets and to increase or decrease the amount of the awards that the Company’s executive officers receive in conjunction with their achievement of the targets and also based upon the Company’s cash resources as of December 31, 2017 and the date of the payment of the annual cash incentive awards.

On April 20, 2017, the Compensation Committee also approved the grant of an option to purchase 107,500 shares to Mr. Looby, an option to purchase 50,000 shares to Mr. Scheder-Bieschin, an option to purchase 15,000 shares to Mr. Angold and options to purchase 12,500 shares to each of Messrs. Davault and DeLonzor. Each of these options have an exercise price of $2.85 per share, equal to the fair market value on the date of grant, and become exercisable as to 25% of the total number of shares on the one-year anniversary of the date of grant, and thereafter vest monthly in 36 equal installments. Each of the above-referenced shares was awarded under the Company’s Amended and Restated 2014 Equity Incentive Plan (the “2014 Plan”), approved by the Company’s stockholders. The form of employee option agreement was attached as Exhibit 10.14 to the Company’s Current Report on Form 8-K filed on January 23, 2014 and is incorporated herein by reference.

Also, on April 20, 2017, the Compensation Committed approved the grant of 75,000 restricted stock units to Mr. Looby, 37,000 restricted stock units to Mr. Scheder-Bieschin, 7,000 restricted stock units to Mr. Angold and 11,250 restricted stock units to each of Messrs. Davault and DeLonzor. Each restricted stock unit corresponds to one share of the Company’s common stock which becomes issuable upon vesting. The restricted stock units vest in four equal annual installments, beginning on the one-year anniversary of the date of grant. Each of the above referenced restricted stock units was awarded under the 2014 Plan and is subject to the terms of the 2014 Plan and a restricted stock unit agreement between the Company and the executive. Pursuant to the terms of the restricted stock unit agreement, if the executive’s service with the Company or any of its subsidiaries terminates for any reason, all remaining unvested restricted stock units will be forfeited, except that in the event the executive’s service is terminated by the Company without cause or by the executive with good reason within 12 months following a change of control (as defined in the 2014 Plan), any remaining unvested restricted stock units will automatically vest on the executive’s date of termination. The form of restricted stock unit agreement will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

The foregoing descriptions of the employee option agreement and the restricted stock unit agreement do not purport to be complete and are qualified in their entirety by reference to the form of employee option agreement and restricted stock unit agreement, respectively.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EKSO BIONICS HOLDINGS, INC.

By:	/s/ Maximilian Scheder-Bieschin
Name:	Maximilian Scheder-Bieschin
Title:	Chief Financial Officer

Dated: April 26, 2017